Filed pursuant to Rule 433

Free Writing Prospectus dated November 12, 2014

Relating to

Preliminary Prospectus Supplement dated November 12, 2014 to

Prospectus dated June 7, 2012

Registration Statement No. 333-181984-01

Tanger Properties Limited Partnership

$250,000,000 3.750% Senior Notes due December 1, 2024

Pricing Term Sheet dated November 12, 2014

Issuer:	Tanger Properties Limited Partnership

Ratings (Moody’s / S&P)*:	Baa1 / BBB+

Principal Amount:	$250,000,000

Trade Date:	November 12, 2014

Settlement Date**:	November 21, 2014 (T+7)

Maturity Date:	December 1, 2024

Interest Payment Dates:	June 1 and December 1, commencing June 1, 2015

Benchmark Treasury:	2.375% due August 15, 2024

Benchmark Treasury Price / Yield:	100-01+ / 2.369%

Spread to Benchmark Treasury:	+145 bps

Yield to Maturity:	3.819%

Coupon (Interest Rate):	3.750%

Public Offering Price:	99.429%

Redemption Provision:	At any time prior to September 1, 2024, make-whole call based on U.S. Treasury plus 25 basis points (0.25%); if redeemed on or after September 1, 2024, at 100% of the principal amount of the notes being redeemed, in each case plus accrued and unpaid interest thereon to, but excluding, the redemption date

CUSIP / ISIN:	875484 AH0 / US875484AH01

Joint Book-Running Managers:	Jefferies LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC RBC Capital Markets, LLC Regions Securities LLC Scotia Capital (USA) Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time.
**	The issuer expects that the delivery of the notes will be made against payment therefor on or about November 21, 2014, which is the seventh business day following the date of this pricing term sheet (the settlement cycle being referred to as “T+ 7”). Under Rule 15c6-1 of the SEC promulgated under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise at the time of the trade. Accordingly, purchasers who wish to trade the notes prior to the third business day preceding the closing date for the notes will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own adviser.

The issuer has filed a registration statement (including a prospectus) with the SEC which became effective upon filing with the SEC in accordance with Rule 462(e) of the 1933 Act Regulations for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Jefferies LLC toll-free at 1-877-547-6340, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, SunTrust Robinson Humphrey, Inc. at 1-800-685-4786, U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607 and Wells Fargo Securities, LLC toll-free at 1-800-645-3751.